UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Tactile Systems Technology, Inc.
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Tactile Systems Technology, Inc.
1331 Tyler Street NE, Suite 200
Minneapolis, Minnesota 55413

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the 2017 Annual Meeting of Stockholders of Tactile Systems Technology, Inc. will be held on Tuesday, May 9, 2017, at 9:00 a.m. Central Time, at Wells Fargo Center, Suite 2200, 90 South Seventh Street, Minneapolis, Minnesota 55402. The purposes of the meeting are the following:

1.     to elect six directors, William W. Burke, Jordan S. Davis, Gerald R. Mattys, Richard J. Nigon, Kevin H. Roche and Peter H. Soderberg, to serve until the 2018 Annual Meeting of Stockholders and until their successors are duly elected and qualified, subject to their earlier death, resignation or removal;

2.     to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

3.     to transact such other business as may properly come before the meeting or at any and all adjournments or postponements thereof.

Only Tactile Systems Technology, Inc. stockholders of record at the close of business on March 13, 2017 will be entitled to vote at the meeting and any adjournment or postponement thereof.

We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the internet. We are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of our proxy materials and our 2016 Annual Report to Stockholders. The Notice contains instructions on how to access those documents and to cast your vote via the internet. The Notice also contains instructions on how to request a paper copy of our proxy materials and our 2016 Annual Report to Stockholders. All stockholders who do not receive a Notice will receive a paper copy of the proxy materials and the Annual Report by mail. This process allows us to provide our stockholders with the information they need on a more timely basis, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

Your vote is important. Whether or not you are able to attend the meeting in person, it is important that your shares be represented. To ensure that your vote is recorded promptly, even if you plan to attend the meeting, please vote as soon as possible by submitting your proxy via the internet at the address listed on the Notice or proxy card, by telephone using the toll-free number listed on the proxy card or by signing, dating and returning the proxy card.

By Order of the Board of Directors,

Gerald R. Mattys
Chief Executive Officer and Director

Minneapolis, Minnesota
March 27, 2017

DIRECTOR COMPENSATION	26
EQUITY COMPENSATION PLAN INFORMATION	29
HOUSEHOLDING OF PROXY MATERIALS	29
AVAILABILITY OF FORM 10-K	30
INCORPORATION BY REFERENCE	30

TACTILE SYSTEMS TECHNOLOGY, INC.
PROXY STATEMENT
FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Our Board of Directors (the “Board of Directors” or “Board”) has made this Proxy Statement and related materials available to you on the internet, or at your request has delivered printed versions to you by mail, in connection with the Board of Directors’ solicitation of proxies for our 2017 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on Tuesday, May 9, 2017, at 9:00 a.m. Central Time, at Wells Fargo Center, Suite 2200, 90 South Seventh Street, Minneapolis, Minnesota 55402, and any adjournment of the Annual Meeting. If you requested printed versions of these materials by mail, they will also include a proxy card for the Annual Meeting.

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we are providing access to our proxy materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners as of the record date identified below. The mailing of the Notice to our stockholders is scheduled to begin by March 27, 2017.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDERS MEETING TO BE HELD ON MAY 9, 2017: This Proxy Statement, the accompanying proxy card or voting instruction card and our 2016 Annual Report to Stockholders are available at www.proxyvote.com.

In this Proxy Statement, the terms “Tactile Medical” “we,” “us,” “our,” and the “Company” refer to Tactile Systems Technology, Inc. The mailing address of our principal executive offices is Tactile Systems Technology, Inc., 1331 Tyler Street NE, Suite 200, Minneapolis, Minnesota 55413.

EXPLANATORY NOTE

We are an “emerging growth company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this Proxy Statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and SEC rules, including the scaled executive compensation disclosure. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii) December 31, 2021; (iii) the date on which we have issued more than $1 billion in non-convertible debt during the previous three-year period; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

Stockholders Entitled to Vote; Record Date

As of the close of business on March 13, 2017, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were outstanding 16,906,186 shares of our common stock, par value $0.001 per share, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of our common stock held by such stockholder. No shares of Tactile Medical preferred stock were outstanding as of March 13, 2017.

Quorum; Broker Non-Votes; Vote Required

Our Amended and Restated By-Laws (the “By-Laws”) provide that a majority of the voting power of the shares of stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Under the General Corporation Law of the State of Delaware (the “DGCL”), shares that are voted “abstain” or “withheld” and broker “non-votes” are counted as present for purposes of determining whether a quorum is present at the Annual Meeting.

If your shares are held in “street name” by a brokerage firm, your brokerage firm is required to vote your shares according to your instructions. If you do not give instructions to your brokerage firm, the brokerage firm will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to “non-discretionary” items. Proposal 1 is a “non-discretionary” item. If you do not instruct your broker how to vote with respect to that proposal, your broker may not vote for that proposal, and those votes will be counted as broker “non-votes.” Proposal 2 is considered to be a discretionary item, and your brokerage firm will be able to vote on this proposal even if it does not receive instructions from you.

The following sets forth the votes that are required from the holders of common stock to approve each of the proposals, and the impact of abstentions and broker non-votes:

Proposal Number	Subject	Vote Required	Impact of Abstentions and Broker Non-Votes, if any
1	Election of directors	Directors will be elected by a plurality of the votes cast. The nominees receiving the most FOR votes will be elected.	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.

2	Ratification of appointment of independent registered public accounting firm	The holders of a majority of the shares present in person or by proxy at the meeting and entitled to vote must vote FOR to approve the proposal.	Abstentions will have the same effect as votes cast AGAINST the proposal. Broker non-votes will not affect the outcome of the proposal.

Voting

In Person

If you are a stockholder of record, you may vote in person at the meeting. We will give you a ballot when you arrive. If you hold your shares through a bank, broker or other nominee and wish to vote in person at the meeting, you must obtain a valid legal proxy from the firm that holds your shares. No appraisal rights are available under Delaware law or under our Certificate of Incorporation or By-Laws to any stockholder who dissents from this proposal.

By Proxy

If you do not wish to vote in person or will not be attending the meeting, you may vote by proxy through the following means.

If you are a stockholder of record, you have several choices. You can vote your shares by proxy:

•                  by mailing a proxy card;

•                  via the internet; or

•                  over the telephone.

Please refer to the specific instructions set forth on the Notice or printed proxy materials. For security reasons, our electronic voting system has been designed to authenticate your identity as a stockholder.

If you hold your shares through a bank, broker or other nominee, the firm that holds your shares will provide you with materials and instructions for voting your shares.

If you complete and submit your proxy before the meeting, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy without giving voting instructions, your shares will be voted in the manner recommended by the Board of Directors on all matters presented in this Proxy Statement, and as the persons named as proxies may determine in their discretion with respect to any other matters properly presented at the meeting.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxies will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Revocability of Proxy

If you are a stockholder of record, you may revoke your proxy by (1) following the instructions on the Notice or proxy card, as applicable, and entering a new vote by mail, over the internet or by phone by the time specified on the Notice or proxy card, as applicable, (2) sending a written notice of revocation to Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717, or (3) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself revoke a proxy).

If a broker, bank, or other nominee holds your shares, you must contact them in order to find out how to change your vote.

Expenses of Solicitation

Tactile Medical is making this solicitation and will pay the entire cost of preparing and distributing the Notice and these proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the internet, you are responsible for any internet access charges that you may incur. Our officers and employees may, without compensation other than their regular compensation, solicit proxies through further mailings, personal conversations, facsimile transmissions, e-mails, or otherwise.

Procedure for Submitting Stockholder Proposals

Stockholder proposals intended to be presented at the 2018 Annual Meeting of Stockholders must satisfy the requirements set forth in the advance notice provision under our By-Laws. To be timely for our next Annual Meeting of Stockholders, any such proposal must be delivered in writing to our Corporate Secretary at our principal executive offices between the close of business on January 9, 2018 and the close of business on February 8, 2018. If the date of the next Annual Meeting of Stockholders is more than 30 days before or more than 60 days after the first anniversary of the 2017 Annual Meeting of Stockholders, then notice by the stockholder must be delivered no earlier than the close of business on the 120th day prior to the date of such Annual Meeting and not later than the close of business on the later of (1) the 90th day prior to the date of such Annual Meeting or (2) the 10th day following the day on which public announcement of the date of such meeting is first made.

In addition, any stockholder proposal intended to be included in the proxy statement for the 2018 Annual Meeting of Stockholders must also satisfy the SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”), and be received no later than November 27, 2017. If the date of the 2018 Annual Meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before we begin to print and send proxy materials. If that happens, we will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the SEC.

OVERVIEW OF PROPOSALS

This Proxy Statement contains two proposals requiring stockholder action. Proposal 1 requests the election of six directors to the Board of Directors. Proposal 2 requests the ratification of the appointment of Grant

Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.   Each of the proposals is discussed in more detail in the pages that follow.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is not divided into classes and each director serves for a one-year term until the next annual meeting of stockholders. Our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an election of directors. Vacancies on the Board of Directors, resulting from any cause, and newly created directorships resulting from any increase in the authorized number of directors, are filled exclusively by the affirmative vote of a majority of the remaining directors, even if less than a quorum is present, and not by stockholders. A director elected by the Board of Directors to fill a vacancy shall hold office for the remainder of that term and until the director’s successor is duly elected and qualified or until his or her earlier resignation, death, or removal.

Stephen I. Shapiro and Zubeen P. Shroff are presently serving as two of our eight directors, but will no longer serve as directors after the end of their term that expires at the Annual Meeting.  The Board of Directors thanks Mr. Shapiro and Mr. Shroff for their years of service on the Board.

Based on the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors, the Board of Directors’ nominees for election by the stockholders at the Annual Meeting are the other six of the eight current directors: William W. Burke, Jordan S. Davis, Gerald R. Mattys, Richard J. Nigon, Kevin H. Roche and Peter H. Soderberg. If elected, each nominee will serve as a director until the Annual Meeting of Stockholders in 2018 and until his successor is duly elected and qualified, subject to his earlier death, resignation or removal.  Based on the recommendation of the Nominating and Corporate Governance Committee, the Board has decided to reduce the size of the Board from eight to six members, effective at the time of the Annual Meeting.  Proxies cannot be voted for a greater number of persons than six, which is the number of nominees named in this Proxy Statement.

The names of and certain information about the nominees for director are set forth below. There are no family relationships among any of our directors, nominees or executive officers.

It is intended that the proxy in the form presented will be voted, unless otherwise indicated, for the election of the director nominees to the Board of Directors. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such substitute nominee as the Board of Directors may designate.

Nominees for Director

The names of the nominees for director and certain information about each as of March 13, 2017 are set forth below.

Name	Positions and Offices Held with Tactile Medical	Director Since	Age
William W. Burke	Director	September 2015	57
Jordan S. Davis	Director	September 2012	55
Gerald R. Mattys	Chief Executive Officer and Director	September 2005	58
Richard J. Nigon	Director	September 2012	69
Kevin H. Roche	Director	October 2004	66
Peter H. Soderberg	Director and Chairman of the Board	September 2012	70

Set forth below are the biographies of each nominee for director, as well as a discussion of the particular experience, qualifications, attributes, and skills that led our Board of Directors to conclude that each person nominated to serve should serve as a director. In addition to the information presented below, we believe that each director meets the minimum qualifications established by the Nominating and Corporate Governance Committee of our Board of Directors.

William W. Burke has served as a member of our board of directors since September 2015. Since November 2015, Mr. Burke has served as President of Austin Highlands Advisors, LLC, a provider of corporate advisory services. He served as Executive Vice President and Chief Financial Officer of IDEV Technologies, a peripheral vascular devices company, from November 2009 until the company was acquired by Abbott Laboratories in August 2013. From August 2004 to December 2007, he served as Executive Vice President and Chief Financial Officer of ReAble Therapeutics, a diversified orthopedic device company which was sold to The Blackstone Group in a going private transaction in 2006 and subsequently merged with DJO Incorporated in November 2007. Mr. Burke remained with ReAble until June 2008. From 2001 to 2004, he served as Chief Financial Officer of Cholestech Corporation, a medical diagnostic products company. Mr. Burke has served on the board of directors of numerous public and private companies and currently serves on the board of directors of DeVry Education Group, Invuity, Inc. and Myocardial Solutions, Inc. He previously served on the board of directors of LDR Holding Corporation (acquired by Zimmer Biomet in July 2016) and Medical Action Industries (acquired by Owens & Minor in October 2014). Mr. Burke was selected to serve on our Board of Directors because of his business experience with other medical technology companies and his experience as chief financial officer of other companies, including other publicly traded companies.

Jordan S. Davis has served as a member of our board of directors since September 2012. Mr. Davis is a Managing Partner of Radius Ventures, a venture capital firm focused on health and life sciences companies, which he co-founded in 1997. Mr. Davis has served on numerous public and private company boards and currently serves on the board of directors of Athersys, Inc. (Nasdaq: ATHX) and Endogastric Solutions, Inc., which are Radius portfolio companies. In addition, Mr. Davis serves on the board of directors of HealthCorps, a non-profit organization engaged in educating youth on nutrition, fitness and mental resilience. Mr. Davis was a co-founder of Cambridge Heart, Inc., a medical technology company that developed and commercialized a device to non-invasively identify patients at risk of sudden cardiac death, and Voxware, Inc., a speech technology company and early entrant in the VoIP market, both of which completed initial public offerings in 1996. We believe Mr. Davis is qualified to serve on our Board of Directors because of his extensive industry, investment and capital markets experience.

Gerald R. Mattys has served as our Chief Executive Officer and as a member of our board of directors since 2005. From 2002 to 2004, he served as the Chief Executive Officer of Medisyn Technologies, Inc., a development stage biotechnology company. From 2000 to 2002, he was the President and Chief Executive Officer of Timm Medical Technologies, Inc., a medical device company. During the period from 1998 to 2000, he was Vice President and General Manager of Alternate Care for Mallinckrodt, Inc., a pharmaceutical and medical device company. Prior to that, he served 18 years in various roles in product management, sales, marketing and management at several medical device companies. We believe Mr. Mattys is qualified to serve on our Board of Directors because of his extensive industry, leadership and product development experience.

Richard J. Nigon has served as a member of our board of directors since September 2012. Mr. Nigon is currently Senior Vice President of Cedar Point Capital, Inc., a private company that raises capital for early stage companies, where he has served since 2007. From February 2001 until December 2006, Mr. Nigon was a Director of Equity Corporate Finance for Miller Johnson Steichen Kinnard, a privately held investment firm, which was acquired in December 2006 by Stifel Nicolaus, a brokerage and investment banking firm. After that acquisition, Mr. Nigon became a Managing Director of Private Placements until May 2007. From February 2000 to February 2001, Mr. Nigon served as the Chief Financial Officer of Dantis, Inc., a web hosting company. Prior to joining Dantis, Mr. Nigon was employed by Ernst & Young LLP from 1970 to 2000, where he was a partner from 1981 to 2000. While at Ernst & Young, Mr. Nigon served as the Director of Ernst & Young’s Twin Cities Entrepreneurial Services Group and was the coordinating partner on several publicly-traded companies in the consumer retailing and manufacturing sectors. Mr. Nigon is a director of Northern Technologies International Corporation and was previously a director of Vascular Solutions, Inc. before its acquisition by Teleflex, Incorporated, in February 2017. Mr. Nigon also serves as a director of several private companies. We believe Mr. Nigon is qualified to serve on our

Board of Directors because of his extensive public accounting and auditing experience, including particular experience with emerging growth companies.

Kevin H. Roche has served as a member of our board of directors since October 2004. Mr. Roche was General Counsel of UnitedHealth Group, a health insurance provider, from 1989 to 1996, at which time he founded and operated as the Chief Executive Officer of the Ingenix division of UnitedHealth Group where he served until 2001. Following his retirement from UnitedHealth Group, Mr. Roche has spent several years assisting emerging growth companies as an investor, advisor and board member. Mr. Roche is currently the President of Roche Consulting, which invests in and advises growth stage health care companies. He also serves as a Senior Advisor for Triple Tree, LLC. He currently serves as a director for several private healthcare companies. During the past five years, Mr. Roche served on the board of directors of Cogentix Medical, Inc. We believe that Mr. Roche is qualified to serve on our Board of Directors because of his extensive industry and leadership experience and his experience as a board member.

Peter H. Soderberg has served as a member of our board of directors since September 2012. Mr. Soderberg currently is the Managing Partner of Worthy Venture Resources, LLC, a company that seeks to add intellectual and financial capital to post start-up companies transitioning to an established national market presence. Beginning in 2006, Mr. Soderberg served as the President and Chief Executive Officer of both Hillenbrand Industries and Hill-Rom. In 2008, Hillenbrand Industries separated its two subsidiaries creating two, separately traded, public companies. Mr. Soderberg continued his role as President and Chief Executive Officer of the medical technology company, Hill-Rom Holdings, Inc. until 2010. Mr. Soderberg served on the board of Hillenbrand Industries/Hill-Rom from 2002 until his semi-retirement in 2011. Previously, he was President and Chief Executive Officer at Welch Allyn, a manufacturer of medical diagnostic equipment, for six years, and served as Group Vice President and Chief Operating Officer from 1993 to 1999. Prior to his role at Welch Allyn Mr. Soderberg’s served 23 years at Johnson & Johnson, in a variety of operations, marketing and management positions, including President of Johnson & Johnson Health Management. His career also includes roles as President and Chief Executive Officer of an industrial technology company and the founder and President of a venture capital business. Mr. Soderberg currently serves on the board of directors of Integer Holdings Corp. (NYSE: ITGR, formerly Greatbatch, Inc.), a medical technology company. Mr. Soderberg previously served on the boards of Constellation Brands, Inc. and the Advanced Medical Technology Association. We believe he is qualified to serve on our Board of Directors because of his extensive industry, leadership and investment development experience.

Board of Directors’ Recommendation

The proposal for the election of directors relates solely to the election of the directors nominated by the Board of Directors.

The Board of Directors recommends that stockholders vote FOR the election of each of the director nominees listed above.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Our Board of Directors recommends that stockholders vote for ratification of this appointment. If this proposal is not approved at the Annual Meeting, the Audit Committee will reconsider its appointment, but may decide not to direct the appointment of a different independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our stockholders’ best interests.

Grant Thornton LLP has audited our financial statements for the years ended December 31, 2016 and 2015. We expect representatives of Grant Thornton LLP to be present at the Annual Meeting and available to respond to appropriate questions. They will have the opportunity to make a statement if they desire to do so.

Auditor Fees

The following table sets forth fees billed for professional audit services and other services rendered to the Company by Grant Thornton LLP and its affiliates for the years ended December 31, 2016 and 2015.

	2016	2015
Audit Fees	$474,710	$684,465
Audit-Related Fees	0	0
Tax Fees	47,060	0
All Other Fees	0	0

Total	$521,770	$684,465

Audit Fees.    Audit fees consist of fees billed for professional services performed by Grant Thornton LLP for the audit of our annual financial statements, the review of interim financial statements, and related services that are normally provided in connection with registration statements. Audit fees for 2016 include $295,310 for professional services rendered in connection with our registration statement on Form S-1, and amendments thereto, related to our initial public offering, our registration statement on Form S-8 and our registration statement on Form S-1 related to a proposed follow-on stock offering.  In 2015, audit fees include $567,815 for professional services rendered in connection with a re-audit of our 2014 financial statements and our draft registration statement on Form S-1, and amendments thereto, related to our initial public offering.

Audit-Related Fees.    There were no such fees incurred in 2016 or 2015.

Tax Fees.    Tax fees consist of fees for professional services, including tax consulting and compliance performed by Grant Thornton LLP.

All Other Fees.    There were no such fees incurred in 2016 or 2015.

Pre-Approval of Audit and Non-Audit Services

It is the policy of our Audit Committee that all services to be provided by our independent registered public accounting firm, including audit services and permitted audit-related and non-audit services, must be approved in advance by our Audit Committee.  Under the policy, the Chairman of the Audit Committee has also been delegated the authority to approve services up to a specified fee amount.  The Chairman of the Audit Committee will report, for informational purposes only, any interim pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to our management.

All Grant Thornton LLP services and fees were pre-approved in accordance with the policy described above. The fees for the year-end audit for the year ended December 31, 2016 were also approved by the Audit Committee.

Board of Directors’ Recommendation

The Board of Directors recommends that stockholders vote FOR ratification of the appointment of
Grant Thornton LLP as our independent registered public accounting firm.

TRANSACTION OF OTHER BUSINESS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of March 13, 2017, for: each person known to the Company to be the beneficial owner of more than five percent of our outstanding common stock; each of our named executive officers; each of our directors and nominees; and all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to the Company that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 16,906,186 shares of our common stock outstanding as of March 13, 2017. The number of shares beneficially owned includes shares of our common stock that each person has the right to acquire within 60 days of March 13, 2017, including upon the exercise of stock options, the vesting of restricted stock units (“RSUs”) and the vesting of restricted shares. These shares are deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by such person but are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by any other person.

Name of Beneficial Owner	Amount and Nature of Ownership	Percentage of Class
5% or Greater Stockholders
Galen Partners V, L.P.(1) 680 Washington Blvd, Stamford, CT 06901	4,805,688	28.4%
Radius Venture Partners III, L.P.(2) 250 Park Avenue, Suite 1102, New York, NY 10177	2,001,291	11.8%
Named Executive Officers and Directors
Peter H. Soderberg(3)	320,818	1.9%
Gerald R. Mattys(4)	696,033	4.0%
William W. Burke(5)	21,870	*
Jordan S. Davis(6)	2,020,661	11.9%
Richard J. Nigon(7)	144,775	*
Kevin H. Roche(8)	198,842	1.2%
Stephen I. Shapiro(9)	46,830	*
Zubeen P. Shroff(10)	4,825,921	28.5%
Lynn L. Blake(11)	36,729	*
Robert J. Folkes(12)	218,590	1.3%
All current executive officers and directors as a group (13 persons)(13)	8,979,824	49.9%

*              Less than 1%.

(1)                                                     Based on a Schedule 13G filed with the SEC on February 6, 2017 by Galen Partners V, L.P. (“Galen LP”), Galen Partners International V, L.P. (“Galen International”), Galen Management, L.L.C. (“Management”), Galen Partners V, L.L.C. (“Galen”), Zubeen P. Shroff, L. John Wilkerson and David Jahns (the three individuals, the “Listed Persons”). Galen is the General Partner of Galen LP and Galen International, and the Listed Persons are the managing directors of Galen and members of Management. Galen LP, Galen International, Management, Galen and the Listed Persons expressly disclaim status as a “group” for purposes of the Schedule 13G.  Each of Galen LP, Galen International, Management and Mr. Shroff has sole power to vote or to direct the vote of, and sole power to dispose or to direct the disposition of, 4,370,430, 373,203, 62,055 and 863 shares of our common stock, respectively; and each of Galen and each Listed Person has shared power to vote or to direct the vote of, and shared power to dispose or to direct the disposition of, 4,805,688 shares of our common stock.

(2)                                                     Based on a Schedule 13G filed with the SEC on February 14, 2017 by Radius Venture Partners III, L.P. (“Radius III, LP”), Radius Venture Partners III QP, L.P. (“Radius III QP, LP”), Radius Venture Partners III (Ohio), L.P. (“Radius III (Ohio), LP”), Radius Venture Partners III, LLC (“Radius GP”), and Jordan Davis and Daniel Lubin (the individuals, the “Listed Persons”). Radius GP is the General Partner of Radius III, LP, Radius III QP, LP and Radius III (Ohio), LP and the Listed Persons are the managing members of Radius GP. Radius III, LP, Radius III QP, LP, Radius III (Ohio), LP, Radius GP and the Listed Persons expressly disclaim status as a “group” for purposes of the Schedule 13G. Each of Radius III, L.P., Radius III QP, LP, Radius III (Ohio), LP and Jordan Davis has sole power to vote or to direct the vote of, and sole power to dispose or to direct the disposition of, 150,767, 1,644,046, 206,478 and 5,000 shares of our common stock, respectively; and each of Radius GP and each Listed Person has shared power to vote or to direct the vote of, and shared power to dispose or to direct the disposition of, 2,001,291 shares of our common stock.

(3)                                                     Includes 236,450 shares held by Worthy Ventures Resources LLC, of which Mr. Soderberg serves as manager, 79,368 shares subject to options that are exercisable as of, or will be exercisable within 60 days following, March 13, 2017, and 5,000 RSUs that are scheduled to vest within 60 days following March 13, 2017.

(4)                                                     Includes 39,490 shares of restricted stock that vest on the earlier of a change of control of our Company or May 2, 2017, and 457,059 shares subject to options that are exercisable as of, or will be exercisable within 60 days following, March 13, 2017.

(5)                                                     Includes 14,370 shares subject to options that are exercisable as of, or will be exercisable within 60 days following, March 13, 2017, and 5,000 RSUs that are scheduled to vest within 60 days following March 13, 2017.

(6)                                                     Consists of the shares beneficially owned by Radius Venture Partners III, L.P. and related entities and persons as set forth above, of which Mr. Davis disclaims beneficial ownership except to the extent of his pecuniary interest therein, 14,370 shares subject to options that are exercisable as of, or will be exercisable within 60 days following, March 13, 2017, and 5,000 RSUs that are scheduled to vest within 60 days following March 13, 2017.

(7)                                                     Includes 14,370 shares subject to options that are exercisable as of, or will be exercisable within 60 days following, March 13, 2017, 863 RSUs that are vested as of March 13, 2017 but have not settled, 5,000 RSUs that are scheduled to vest within 60 days following March 13, 2017, and 95,117 shares held indirectly by Mr. Nigon through various IRA accounts and a trust.

(8)                                                     Includes 19,364 shares subject to options that are exercisable as of, or will be exercisable within 60 days following, March 13, 2017, and 5,000 RSUs that are scheduled to vest within 60 days following March 13, 2017.

(9)                                                     Includes 14,370 shares subject to options that are exercisable as of, or will be exercisable within 60 days following, March 13, 2017, and 5,000 RSUs that are scheduled to vest within 60 days following March 13, 2017.

(10)                                              Includes the shares beneficially owned by Galen Partners V, L.P and related entities and individuals as set forth above, of which Mr. Shroff disclaims beneficial ownership except to the extent of his pecuniary interest therein, 14,370 shares subject to options that are exercisable as of, or will be exercisable within 60 days following, March 13, 2017, 863 RSUs that are vested as of March 13, 2017 but have not settled and 5,000 RSUs that are scheduled to vest within 60 days following March 13, 2017.

(11)                                              Includes 15,750 shares subject to options that are exercisable as of, or will be exercisable within 60 days following, March 13, 2017, and 20,979 RSUs that are scheduled to vest within 60 days following March 13, 2017.

(12)                                              Includes 6,764 shares of restricted stock that vest on the earlier of a change of control of our Company or May 2, 2017, and 126,721 shares subject to options that are exercisable as of, or will be exercisable within 60 days following, March 13, 2017.

(13)                                              Includes 57,155 shares of restricted stock that vest on the earlier of a change of control of our Company or May 2, 2017, 1,044,033 shares subject to options that are exercisable as of, or will be exercisable within 60 days following, March 13, 2017, and 57,705 RSUs that are vested or scheduled to vest within 60 days following March 13, 2017.

RELATED PERSON TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

The members of our Compensation and Organization Committee during 2016 were Peter H. Soderberg (Chair), Jordan S. Davis and Zubeen P. Shroff, none of whom is or has been our current or former officer or employee. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of our Compensation and Organization Committee during the year ended December 31, 2016.

Policy for Approval of Related Person Transactions

Our Board of Directors has adopted a written statement of policy regarding transactions with related persons, which we refer to as our related person policy. Our related person policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness or employment by us of a related person. An executive officer is to present a transaction with a related party to the Audit Committee, which is then responsible for approving or denying the transaction. The Audit Committee bases its decision on factors including but not limited to the following:

•                  whether the terms are fair to our Company;

•                  the role the related person has played in arranging the transaction;

•                  the structure of the transaction; and

•                  the interests of all related persons in the transaction.

Transactions with Related Persons

We have been a party to the following transactions during the year ended December 31, 2016, in which the amount exceeded or will exceed $120,000, and in which any director, executive officer or holder of more than 5% of any class of our voting stock, or any member of the immediate family of or entities affiliated with any of them, had or will have a material interest.

Indemnification Agreements.  Our amended and restated certificate of incorporation (“Certificate of Incorporation”) contains provisions limiting the liability of directors, and our Certificate of Incorporation and our By-Laws provide that we will indemnify each of our directors to the fullest extent permitted under Delaware law. Our Certificate of Incorporation and By-Laws also provide our Board of Directors with discretion to indemnify our employees and agents when determined appropriate by the board. In addition, we have entered into agreements to indemnify our directors and executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and persons who beneficially own more than 10% of our outstanding common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based on our records and other information, we believe that during the year ended December 31, 2016, all Reporting Persons complied with all Section 16(a) reporting requirements, except for one Form 4 to report a stock option exercise by Mr. Shapiro that was filed late.

CORPORATE GOVERNANCE

Board and Committee Matters

Board Leadership and Independence.    Our Board of Directors has determined that all members of the Board of Directors, except Gerald R. Mattys, are independent, as determined in accordance with the rules of the Nasdaq Stock Market. In making such independence determination, the Board of Directors considered the relationships that each such non-employee director has with our Company and all other facts and circumstances that the Board of Directors deemed relevant in determining their independence.  In considering the independence of the non-employee directors, our Board of Directors considered the beneficial ownership of these individuals and, notwithstanding their beneficial ownership, determined that it would not interfere with their exercise of independent judgment in carrying out the responsibilities of a director.

The positions of our Chairman of the Board and Chief Executive Officer are presently separated. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board of Directors in its fundamental role of providing advice to and independent oversight of management. Our Board of Directors recognizes the time, effort and energy that the Chief Executive Officer must devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the Board of Directors’ oversight responsibilities continue to grow. Our Board of Directors also believes that this structure ensures a greater role for the non-management directors in the oversight of our Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board of Directors. Although our By-Laws and Corporate Governance Guidelines do not require our Chairman of the Board and Chief Executive Officer positions to be separate, our Board of Directors believes that having separate positions is the appropriate leadership structure for the Company at this time.

Stockholder Communications.    Any stockholder wishing to communicate with our Board of Directors or a particular director may do so by writing to the Board or a particular director in care of the Corporate Secretary of the Company at our principal executive offices.  All communications will initially be received and processed by the Corporate Secretary, who will then refer the communication to the appropriate Board member.

Procedures for Selecting and Nominating Director Candidates.

Stockholders may directly nominate a person for election to our Board of Directors by complying with the procedures set forth in Section 2.4 of our By-Laws and with SEC rules and regulations. Under our By-Laws, only persons nominated in accordance with the procedures set forth in the By-Laws will be eligible to serve as directors. In order to nominate a candidate for service as a director, you must be a stockholder at the time that you give the Board notice of your nomination, and you must be entitled to vote for the election of directors at the meeting at which your nominee will be considered. In accordance with our By-Laws, director nominations generally must be made pursuant to notice delivered to, or mailed and received at, our principal executive offices, not later than the 90th day, nor earlier than the 120th day, prior to the first anniversary of the prior year’s Annual Meeting of Stockholders. For further information, see “General Information—Procedure for Submitting Stockholder Proposals.” Your notice must set forth all information relating to the nominee that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).  Your notice also must set forth certain information for you and any beneficial owner on whose behalf you make a nomination, as described in the By-Laws.

As required by our Corporate Governance Guidelines, when evaluating the appropriate characteristics of candidates for service as a director, the Nominating and Corporate Governance Committee takes into account many factors. The Board of Directors selects and recommends to stockholders qualified individuals who, if added to the Board, would provide the mix of director characteristics and diverse experiences, perspectives and skills appropriate for us. Board candidates are considered based on various criteria, including breadth and depth of relevant business and board skills and experiences, judgment and integrity, reputation, diversity (including geographic, occupational, gender, race and age), education, leadership ability, independence, the ability to devote sufficient time to the Board and knowledge of the Company’s industry. These considerations are made in the context of an assessment of the perceived needs of our Board of Directors at the particular point in time.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders in the same manner that it considers all director candidates. Stockholders who wish to suggest qualified candidates should write to Tactile Systems Technology, Inc., 1331 Tyler Street NE, Suite 200, Minneapolis, Minnesota 55413, Attention: Corporate Secretary. Any such recommendation should include a description of the candidate’s qualifications for board service; the candidate’s written consent to be considered for nomination and to serve if nominated and elected; and addresses and telephone numbers for contacting the stockholder and the candidate for more information.

Board Meetings and Committees.    Our Board of Directors held six meetings during 2016. The independent directors regularly hold executive sessions at meetings of the Board of Directors. During 2016, each of the directors then in office attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board of Directors on which such director then served. Now that we are a public company, continuing directors and nominees for election as directors in a given year are expected to attend the Annual Meeting of Stockholders, as provided in our Corporate Governance Guidelines. This is our first Annual Meeting of Stockholders since we became a public company.

During 2016, our Board of Directors had four standing committees: Audit Committee, Compensation and Organization Committee, Nominating and Corporate Governance Committee and Compliance and Reimbursement Committee. The following sets forth the membership of each of our committees as of March 20, 2017:

Audit Committee	Nominating and Corporate Governance Committee	Compensation and Organization Committee	Compliance and Reimbursement Committee
Richard J. Nigon (Chair)	Jordan S. Davis (Chair)	William W. Burke (Chair)	Kevin H. Roche (Chair)
William W. Burke	Richard J. Nigon	Jordan S. Davis	Jordan S. Davis
Kevin H. Roche	Peter H. Soderberg	Peter H. Soderberg	Richard J. Nigon

Audit Committee

Richard J. Nigon, William W. Burke and Kevin H. Roche currently serve on the Audit Committee, which is chaired by Mr. Nigon. Our Board of Directors has determined that each member of the Audit Committee is “independent” for audit committee purposes as that term is defined in the rules of the SEC and the applicable Nasdaq Stock Market rules. Our Board of Directors has determined that Richard J. Nigon is an audit committee financial expert, as defined under the applicable rules of the SEC. Each of the members of our Audit Committee meets the requirements for financial literacy and possesses the financial qualifications required under the applicable rules and regulations of the SEC and the Nasdaq Stock Market.

The Audit Committee’s responsibilities include:

•                  appointing, compensating, retaining, replacing and overseeing our independent auditor;

•                  pre-approving all audit and permitted non-audit services to be provided by our independent auditor;

•                  assisting our Board of Directors in its oversight of our financial statements and other financial information to be provided by us;

•                  overseeing our compliance with legal and regulatory matters and aspects of our risk management processes;

•                  discussing with management and our independent auditors any major issues as to the adequacy of our internal controls, any actions to be taken in light of significant or material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting; and

•                  establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee held two meetings during 2016. The Audit Committee operates under a written charter approved by the Board, a copy of which is available in the “For Investors—Corporate Governance” section of our website at www.tactilemedical.com.

Compensation and Organization Committee

William W. Burke, Jordan S. Davis and Peter H. Soderberg currently serve on the Compensation and Organization Committee, which is chaired by Mr. Burke. Our Board of Directors has determined that each member of the Compensation and Organization Committee is “independent” as that term is defined in the applicable Nasdaq Stock Market rules. The Compensation and Organization Committee’s responsibilities include:

•                  determining the compensation of our Chief Executive Officer and other executive officers;

•                  providing oversight of our compensation policies, plans and benefit programs;

•                  administering our equity compensation plans;

•                  recommending to our Board of Directors the compensation arrangements for our non-employee directors; and

•                  overseeing and reviewing our executive team and management succession.

The Compensation and Organization Committee held three meetings during 2016. The Compensation and Organization Committee operates under a written charter approved by the Board, a copy of which is available in the “For Investors—Corporate Governance” section of our website at www.tactilemedical.com.

Nominating and Corporate Governance Committee

Jordan S. Davis, Richard J. Nigon and Peter H. Soderberg currently serve on the Nominating and Corporate Governance Committee, which is chaired by Mr. Davis. Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is “independent” as that term is defined in the applicable Nasdaq Stock Market rules. The Nominating and Corporate Governance Committee’s responsibilities include assisting the Board of Directors in:

•                  identifying qualified individuals to become Board members;

•                  determining the composition of the Board and its committees;

•                  assessing and enhancing the effectiveness of the Board and individual directors; and

•                  developing and implementing our Corporate Governance Guidelines.

The Nominating and Corporate Governance Committee held one meeting during 2016. The Nominating and Corporate Governance Committee operates pursuant to a written charter, approved by the Board, a copy of which is available in the “For Investors—Corporate Governance” section of our website at www.tactilemedical.com.

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and the Chief Executive Officer. Additionally, in selecting nominees for directors, the Nominating and Corporate Governance Committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the committee and/or recommended by the Board of Directors. Any stockholder who wishes to recommend a candidate for consideration by the committee as a nominee for director should follow the procedures described above under “Procedures for Selecting and Nominating Director Candidates.” The Nominating and Corporate Governance Committee will also consider whether to nominate any person proposed by a stockholder in accordance with the provisions of our By-Laws relating to stockholder nominations as described earlier in this Proxy Statement under the heading “General Information—Procedure for Submitting Stockholder Proposals.”

Compliance and Reimbursement Committee

Kevin H. Roche, Jordan S. Davis and Richard J. Nigon currently serve on the Compliance and Reimbursement Committee, which is chaired by Mr. Roche. The Compliance and Reimbursement Committee’s responsibilities include:

•                  assisting the Board of Directors in overseeing our regulatory compliance activities; and

•                  monitoring and evaluating our compliance with regulatory requirements to which we are subject.

The Compliance and Reimbursement Committee held one meeting during 2016. The Compliance and Reimbursement Committee operates under a written charter approved by the Board, a copy of which is available in the “For Investors—Corporate Governance” section of our website at www.tactilemedical.com.

Risk Oversight.    Our Board of Directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our Board of Directors performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our Company, our Board of Directors addresses the primary risks associated with those operations and corporate functions. In addition, our Board of Directors reviews the risks associated with our Company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.

Each of our Board committees also coordinates oversight of the management of our risk that falls within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. Our Chief Financial Officer is responsible for identifying, evaluating and implementing risk management controls and methodologies to address any identified risks. In connection with its risk management role, our Audit Committee meets privately with representatives from our independent registered public accounting firm, and privately with our Chief Financial Officer.

Audit Committee Report

The Audit Committee assists the Board of Directors with the oversight of our financial reporting process. Management is responsible for our internal controls, financial reporting process, and compliance with laws and regulations and ethical business standards. Grant Thornton LLP is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s main responsibility is to monitor and oversee this process.

The Audit Committee reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2016, with management. The Audit Committee discussed with Grant Thornton LLP the matters required to be discussed by applicable Public Company Accounting Oversight Board (“PCAOB”) standards. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

The Audit Committee considered any fees paid to Grant Thornton LLP for the provision of non-audit related services and does not believe that these fees compromise Grant Thornton LLP’s independence in performing the audit.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited 2016 financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

THE AUDIT COMMITTEE
Richard J. Nigon, Chair William W. Burke Kevin H. Roche

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program offered to our named executive officers identified below. For 2016, our named executive officers were:

•                  Gerald R. Mattys, Chief Executive Officer;

•                  Lynn L. Blake, Chief Financial Officer; and

•                  Robert J. Folkes, Chief Operating Officer.

Overview

Our compensation programs are designed to:

•                  attract and retain individuals with superior ability and managerial experience;

•                  align executive officers’ incentives with our corporate strategies, business objectives and the long-term interests of our stockholders; and

•                  increase the incentive to achieve key strategic performance measures by linking incentive award opportunities to the achievement of performance objectives and by providing a portion of total compensation for executive officers in the form of ownership in the Company.

Our Compensation and Organization Committee is primarily responsible for establishing and approving the compensation for all of our executive officers. The Compensation and Organization Committee oversees our compensation and benefit plans and policies, administers our equity incentive plans and reviews and approves annually all compensation decisions relating to all of our executive officers, including our chief executive officer. The Compensation and Organization Committee considers recommendations from our chief executive officer regarding the compensation of our executive officers other than himself. Our Compensation and Organization Committee has the authority under its charter to engage the services of a consulting firm or other outside advisor to assist it in designing our compensation programs and in making compensation decisions.

Use of Compensation Consultant

In connection with the Compensation and Organization Committee’s review of our 2016 executive compensation program, the Compensation and Organization Committee engaged Frederic W. Cook & Co., Inc. as an outside compensation consultant to perform a review of executive compensation, including a market benchmarking assessment. The Compensation and Organization Committee reviewed a report prepared by its consultant reflecting a benchmarking review of our executive compensation program, including base salary, cash incentive and equity award levels for our executives, compared to competitive practice for companies in related businesses of similar size and market value. The competitive compensation data was taken from two sources: (i) an 18-company peer group of publicly traded medical device and technology companies using the  most recent annual proxy statements, annual reports and 8-K filings; and (ii) third-party survey data covering life sciences companies, sized for our projected number of employees in 2016 of 220.

Executive Compensation Components

Our executive compensation consists of base salary, cash incentive bonuses, long-term incentive compensation in the form of stock options and restricted stock units, and a broad-based benefits program. We have not adopted any formal guidelines for allocating total compensation between long-term and short-term compensation, cash compensation and non-cash compensation, or among different forms of non-cash compensation. The Compensation and Organization Committee considers a number of factors in setting compensation for our executive officers, including Company performance, as well as the executive’s performance, experience, responsibilities and the compensation of executive officers in similar positions at comparable companies.

Base Salary

Our named executive officers receive a base salary to compensate them for the satisfactory performance of duties to our Company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Base salaries for our named executive officers have generally been set at levels deemed necessary to attract and retain individuals with superior talent. Base salaries for 2016 for the named executive officers were set based on market competitiveness. With respect to Ms. Blake, who joined us in April 2016, her initial base salary was set at a level designed to be competitive with her compensation at her prior place of employment.

Cash Incentive Compensation

Each of our named executive officers is eligible to participate in an annual bonus program which provides participants with an opportunity to earn variable cash incentive compensation based on Company and individual performance.  Our 2016 Bonus Plan incorporated Company financial objectives, and our performance against objectives based on 2016 revenue and 2016 operating income excluding specific board approved expenditures would determine the degree to which a bonus pool would be funded.  Individual payouts from the bonus pool for our officers and certain other employees were based on pre-approved percentages.  On March 8, 2017, our Compensation and Organization Committee determined that the 2016 revenue and operating income goals under the 2016 Bonus Plan were achieved to the degree to warrant payment of the maximum upside of the target aggregate bonus amount previously approved ($3,552,000).  The Compensation and Organization Committee approved payment of the following amounts to our named executive officers under the 2016 Bonus Plan:

Name	2016 Bonus Plan Payment
Gerald R. Mattys	$339,467
Lynn L. Blake	$106,800
Robert J. Folkes	$137,841

In addition, on March 8, 2017, the Compensation and Organization Committee approved the payment of one-time bonuses to our executive officers related to 2016 performance as a result of our Company performance during 2016 exceeding expectations and the maximum bonus pool amount under the 2016 Bonus Plan.  The Compensation and Organization Committee recognized the strong financial performance of our Company in 2016, as well as the successful completion of our initial public offering in 2016.  The amounts of the one-time bonuses paid to our named executive officers were: Gerald R. Mattys: $60,000; Lynn L. Blake: $25,000; and Robert J. Folkes: $50,000.  Ms. Blake’s one-time bonus amount reflected the fact that she joined our Company in April 2016.

The amounts paid to our named executive officers pursuant to the 2016 Bonus Plan are set forth in the “Non-Equity Incentive Plan Compensation” column of our 2016 Summary Compensation Table, because the outcomes with respect to the relevant targets under the objectives were substantially uncertain at the time the targets were established by the Compensation and Organization Committee and communicated to the named executive officers.  The amounts paid to our named executive officers as one-time bonuses are set forth in the “Bonus” column of our 2016 Summary Compensation Table, because of the discretionary nature of such bonuses.

In addition, on March 8, 2017, our Compensation and Organization Committee adopted a Management Incentive Plan (the “MIP”) pursuant to which annual cash incentive opportunities will be provided to our executive officers and other employees during 2017 and subsequent years.  The MIP provides that any of our employees is eligible to participate in the MIP, and that the Compensation and Organization Committee will designate which employees will participate in the MIP and be granted an award for each calendar year performance period. When an award is made, the Compensation and Organization Committee will specify the terms and conditions of the award, which will include that the award will be earned upon, and to the extent that, one or more performance goals based on one or more of the performance measures specified in the MIP have been attained over the course of the applicable performance period. The performance measures specified in the MIP involve a variety of financial and operational measures, and performance goals based on these measures may relate to Company, subsidiary, business unit or individual performance.

In connection with establishing or applying the performance goals applicable to any performance period, the Compensation and Organization Committee may adjust the performance goals or the performance measures on which they are based to equitably reflect, in the Compensation and Organization Committee’s judgment, the impact of events during the performance period that are unusual in nature or infrequently occurring (such as acquisitions, divestitures, restructuring activities or asset write-downs), changes in applicable tax laws or accounting principles, equity restructurings, reorganizations or other changes in corporate capitalization.

Following the completion of each performance period, the Compensation and Organization Committee will determine the degree to which the applicable performance goals were attained and the corresponding award amounts that would be payable to participants based on such attainment. The Compensation and Organization Committee retains the discretion, based on factors it deems relevant, to increase or decrease (including to zero) the amount of an award that would otherwise be payable to any participant based on attainment of applicable performance goals. The amount of any award determined by the Compensation and Organization Committee to be payable will be paid to the participant in a lump sum cash payment no later than March 15 of the calendar year immediately following the applicable performance period. A participant must continue to be employed by us on the date of payment to receive payment of an award under the MIP.

Equity-Based Compensation

Under our 2016 Equity Incentive Plan (the “2016 Plan”), the Compensation and Organization Committee grants stock options and restricted stock units to our employees, including our named executive officers, as the long-term incentive component of our compensation program.

The Compensation and Organization Committee awarded RSUs to our named executive officers, and stock options to our new Chief Financial Officer, in 2016 in the following amounts:

Named Executive Officer	2016 Stock Options Granted (#)	2016 Restricted Stock Units Granted (#)
Gerald R. Mattys	—	60,000
Lynn L. Blake	63,002	63,002
Robert J. Folkes	—	34,800

The stock option and RSUs for Ms. Blake were granted at the time of our initial public offering, and were granted in recognition of her joining our Company in April 2016.  The shares subject to the stock option have an exercise price per share equal to the price to the public of our common stock in connection with the initial public offering, and vest as follows: 25% of the shares vest on April 27, 2017 and the remaining shares vest in a series of 36 successive monthly installments upon completion of each additional month of service, subject to continued employment on each vesting date.  Of the RSUs granted to Ms. Blake, 33% of the RSUs vest on April 27, 2017 and the remaining RSUs vest in a series of eight successive quarterly installments upon completion of each additional quarter of service thereafter, subject to continued employment on each vesting date.

The RSUs for Mr. Mattys and Mr. Folkes were also granted at the time of our initial public offering, and they vest as follows: 50% vest on January 1, 2018 and 50% vest on January 1, 2019, subject to continued employment on each vesting date.

Retirement, Health, Welfare and Additional Benefits

Our named executive officers are eligible to participate in our employee benefit plans and programs, including medical and dental benefits, flexible spending accounts and short-and long-term disability and life insurance, to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans. Our named executive officers are also eligible to participate in a tax-qualified 401(k) defined contribution plan to the same extent as all of our other full-time employees. Our 401(k) plan permits, but does not require, the Company to make discretionary contributions.  The Company did not make any contributions under the 401(k) plan with respect to the named executive officers in 2016.

We have an Employee Stock Purchase Plan (“ESPP”) in which all of our employees are eligible to participate. The ESPP permits employees to acquire shares of our common stock through periodic payroll deductions of up to 15% of their eligible compensation, subject to certain limitations. The purchase price of our common stock acquired on each purchase date under the ESPP will be no less than 85% of the lower of the closing market price per share of our common stock on (i) the first trading day of the applicable purchase period or (ii)  the last trading day of the applicable purchase period.

2016 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)	Total ($)
Gerald R. Mattys	2016	390,192	60,000	600,000	0	339,467	0	1,389,659
Chief Executive Officer	2015	340,000	0	0	0	224,978	0	564,978
Lynn L. Blake(6)	2016	205,385	25,000	630,020	282,879	106,800	0	1,250,084
Chief Financial Officer
Robert J. Folkes(7)	2016	260,077	50,000	348,000	0	137,841	0	795,918
Chief Operating Officer and Former Chief Financial Officer	2015	240,000	0	0	0	90,712	0	330,712

(1)                                 Represents base salary earned during the year indicated.

(2)                                 Represents one-time discretionary bonus amounts paid with respect to 2016 performance.

(3)                                 Represents the aggregate grant date fair value of the RSU awards granted during the given year, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, which was equal to the closing price of a share of our common stock on the date of grant, multiplied by the number of RSUs in the grant.

(4)                                 Represents the aggregate grant date fair value of the option awards granted during the given year, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a description of the assumptions used in valuing these awards, see Note 7 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

(5)                                 Represents awards earned under the applicable bonus plan during the given year, related to performance objectives as to which the outcomes were substantially uncertain at the time the performance objectives were established.  These amounts were earned related to performance in the year shown but paid in the following year. For additional information regarding our bonus programs, see the section titled “Executive Compensation Components—Cash Incentive Compensation” above.

(6)                                 Ms. Blake joined the Company in April 2016.

(7)                                 Mr. Folkes served as our Chief Financial Officer from 2005 until April 2016.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding equity awards that have been granted to our named executive officers and that were outstanding as of December 31, 2016:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)
Gerald R. Mattys	138,295	0		0.51	2/26/18	39,490	(2)	648,031
	35,460	0		0.51	6/4/19	60,000	(3)	984,600
	46,098	0		0.73	3/8/20
	78,367	0		1.55	4/20/21
	140,369	36,933	(4)	0.96	10/13/23
Lynn L. Blake	0	63,002	(5)	10.00	7/27/26	63,002	(6)	1,033,863
Robert J. Folkes	17,730	0		0.51	6/4/19	6,764	(2)	110,997
	24,822	0		0.73	3/8/20	34,800	(3)	571,068
	36,524	0		1.55	4/20/21
	42,105	11,085	(4)	0.96	10/13/23

(1)                                 Market value is calculated by multiplying the number of shares by $16.41, the closing sale price per share of our common stock on the Nasdaq Global Market on December 30, 2016.

(2)                                 Represents unvested restricted shares of our common stock that were converted from restricted shares of our Series A preferred stock in connection with our initial public offering.  The unvested restricted shares of our common stock vest upon the earlier of a change in control of our Company or May 2, 2017.

(3)                                 Represents RSUs that vest as follows: 50% of the RSUs vest on January 1, 2018 and 50% of the RSUs vest on January 1, 2019, subject to continued employment on each vesting date.

(4)                                 This option vests as follows: 25% of the shares vested on October 9, 2014 and the remaining shares vest in a series of 36 successive monthly installments upon completion of each additional month of service, subject to continued employment on each vesting date.

(5)                                 This option vests as follows: 25% of the shares vest on April 27, 2017 and the remaining shares vest in a series of 36 successive monthly installments upon completion of each additional month of service, subject to continued employment on each vesting date.

(6)                                 Represents RSUs that vest as follows: 33% of the RSUs vest on April 27, 2017 and the remaining RSUs vest in a series of eight successive quarterly installments upon completion of each additional quarter of service, subject to continued employment on each vesting date.

Employment Agreements

We have entered into employment agreements with each of our executive officers. The employment agreements continue in effect until the executive officer’s employment is terminated by us, the executive or upon his or her disability or death. The employment agreements provide for certain payments upon various employment termination scenarios. The terms and amounts of potential payments upon the termination of the executive officers’ employment are summarized below under “— Potential Payments Upon Termination or Change in Control.”

The employment agreements provide for the following for the executive officers: (i) a specified annual base salary, which after the first year, may be reviewed and increased in the Compensation and Organization Committee’s sole discretion; (ii) for each calendar year that the executive officer is employed by us, he or she will be eligible for an annual target bonus in an amount that is a specified percentage of his or her base salary, based upon and subject to criteria set by the Compensation and Organization Committee from time to time; (iii) being eligible to receive equity awards as determined in the Compensation and Organization Committee’s discretion; (iv) being entitled to participate in all of our employee benefit plans and programs, to the extent eligible; (v) business expense reimbursement; and (vi) specified paid time off per year. The employment agreements currently contain the following specified annual base salary amount for the first year: Mr. Mattys: $390,000; Ms. Blake: $300,000; and Mr. Folkes: $260,000. The employment agreements contain the following percentages of base salary for which the officer is eligible under the annual target bonus: Mr. Mattys: 75%; Ms. Blake: 50%; and Mr. Folkes: 45%.

Pursuant to the employment agreements, each executive officer agrees to not at any time disclose our confidential, proprietary or secret information. The employment agreements contain non-competition provisions that are in effect during the executive’s employment with us, and (i) (A) in the case of Mr. Mattys, if his employment is terminated by us without cause, by Mr. Mattys for good reason, due to Mr. Mattys’ disability or as the result of a qualifying termination after a change in control, for an additional 15 months following the termination of Mr. Mattys’ employment, (B) in the case of the other named executive officers, if the executive’s employment is terminated by us without cause or by the executive for good reason, for an additional nine months following the executive’s termination of employment, provided that in each case we may elect to extend that period by an additional six months by making additional payments to the executive, and (ii) (A) in the case of Mr. Mattys, if the executive’s employment is terminated for any reason other than by us without cause, by the executive for good reason, due to the executive’s disability or as the result of a qualifying termination after a change in control, an additional 12 months following the executive’s termination of employment, and (B) in the case of the other named executive officers, if the executive’s employment is terminated for any reason other than by us without cause or by the executive for good reason, an additional 12 months following the executive’s termination of employment. The employment agreements also provide that, during the executive officer’s employment with us and for a period of 12 months after termination of his or her employment for any reason, the executive officer will not solicit or hire our employees and contractors and will not solicit or induce any customer, supplier or other business contact of ours to cancel, curtail or otherwise adversely change its relationship with us.

Potential Payments Upon Termination or Change in Control

Employment Agreements

We have entered into employment agreements with our executive officers. The employment agreements provide for the following:

•                  if we terminate the executive officer’s employment without cause, or if the executive terminates his or her employment for good reason, or in the case of Mr. Mattys, if we terminate his employment for death, disability or as the result of a qualifying termination after a change in control as defined under the 2016 Plan, we will pay, in addition to amounts that have been earned prior to the termination date, the following severance benefits:

•                  as to Mr. Mattys, an amount equal to 125% of his then-current annualized base salary, and as to the other executive officers, an amount equal to 75% of the executive officer’s then-current annualized base salary;

•                  as to Mr. Mattys, an amount equal to 125% of his then-current annual target bonus, and as to the other executive officers, an amount equal to 75% of the executive officer’s then-current annual target bonus;

•                  payment of the portion of the premium costs for group health insurance coverage that we would pay if he or she remained employed by us at the same level of coverage, for a period of 15 months in the case of Mr. Mattys and nine months in the case of the other executive officers, after his or her employment termination date or until he or she receives group health or dental coverage from another employer, if earlier;

•                  payment of the value of the executive officer’s accrued and unused paid time off, payable, in the case of the first three bullets above, in equal installments in accordance with our customary payroll practices over the course of nine months (15 months for Mr. Mattys), subject to potential 409A limitations;

•                  if we terminate the executive officer’s employment without cause or the executive terminates his or her employment for good reason, then any of the executive’s unvested equity awards will vest in an amount equal to the pro rata portion of the total number of securities issuable pursuant to the awards based on the number of days served in the vesting period less any amount already vested; and

•                  if we terminate the executive officer’s employment for cause, if he or she terminates his or her employment for any reason other than good reason, or in the event of his or her death or disability (except for Mr. Mattys who also has severance rights if his employment is terminated as the result of a qualifying termination after a change in control), no amounts other than what he or she has earned prior to the termination date is payable.

If we elect to extend the time during which the non-competition provisions continue following our termination of the executive officer’s employment without cause, or following his or her termination of employment for good reason, or in the case of Mr. Mattys, if we terminate his employment for disability or as the result of a qualifying termination after a change in control, we will pay to him or her an additional amount equal to the monthly amount payable under those termination circumstances as described above for an additional six months and extend for an additional six months (three months for Mr. Mattys) the period during which we will pay a portion of the premium costs for group health insurance coverage as described above.

“Cause” is defined under the employment agreements as: (i) an act or acts of dishonesty undertaken by the executive officer and intended to result in personal gain or enrichment of the executive or others at our expense; (ii) unlawful conduct or gross misconduct by the executive officer that, in either event, is injurious to us; (iii) the conviction of the executive officer of a felony; or (iv) material breach of any terms or conditions of the employment agreement by the executive officer which breach has not been cured by the executive officer within 15 days after written notice thereof from us.

The employment agreements provide that “good reason” means the occurrence of any of the following events without the executive officer’s consent: (i) the assignment of the executive officer to a position with responsibilities or duties of a materially lesser status or degree than the position specified in his or her employment agreement; (ii) a material breach of any terms or conditions of the employment agreement by us not caused by the executive officer; or (iii) the requirement by us that the executive officer relocate out of the current metropolitan area where that executive officer resides.

Equity Awards

2003 Stock Option Plan. Under our 2003 Stock Option Plan (the “2003 Plan”), pursuant to which stock option awards are outstanding and held by certain named executive officers, upon the termination of an optionee’s employment or other service relationship with us: (i) if the termination is due to death or disability, options shall immediately vest and become exercisable in full and shall remain exercisable for one year after such termination; (ii) if the termination is for “cause,” outstanding options shall immediately expire upon such termination; and (iii) if the termination is for any reason other than death, disability or cause, then to the extent any outstanding options are not then vested and exercisable, they shall immediately terminate, but to the extent they are already vested and exercisable, they shall remain exercisable for three months following such termination. In no event, however, will an option remain exercisable past its originally scheduled expiration date.  Under the 2003 Plan, “cause” is generally defined to include a material breach of any agreement between the Company and the optionee, gross negligence or willful misconduct by the optionee, the optionee’s conviction of a felony or crime involving moral turpitude, the optionee’s willful violation of specific and lawful work-related instructions or prolonged or frequent unexcused absences from work, or fraud, theft or proven dishonesty by the optionee against the Company.

In the event of a change in control of our Company, the plan administrator may, in its discretion, cause any outstanding option to immediately become vested and exercisable in full. The plan administrator may also cause outstanding options to be assumed or replaced by an acquirer in a merger, consolidation or sale of substantially all of the Company’s assets, or provide for outstanding options to be cancelled upon a change in control in exchange for a cash payment reflecting the intrinsic value of the options.  For purposes of the 2003 Plan, a “change in control” generally refers to a person acquiring beneficial ownership of 30% or more of the combined voting power of the Company’s voting securities; the approval by the Company’s stockholders of a merger, consolidation or statutory share exchange involving the Company, of the sale of all or substantially all of the Company’s assets or of the liquidation or dissolution of the Company; or a majority of the members of the Company’s board ceasing to be “continuing” directors.

2007 Stock Option Plan.  Under our 2007 Omnibus Stock Plan (the “2007 Plan”), pursuant to which stock option awards are outstanding and held by certain named executive officers, upon the termination of an optionee’s employment with us: (i) options that are not then vested and exercisable shall immediately terminate; (ii) if the termination is due to death or disability, options shall remain exercisable for one year after such termination to the extent they were exercisable immediately before such termination; (iii) if the termination is for “cause,” outstanding options shall immediately terminate upon such termination; and (iv) if the termination is for any reason other than death, disability or cause, then they shall remain exercisable for three months following such termination to the extent they were exercisable immediately before such termination. In no event, however, will an option remain exercisable past its originally scheduled expiration date. If a non-employee director’s service relationship with the Company terminates, any stock option will remain exercisable for the remainder of its scheduled term to the extent it was exercisable immediately before such termination.

In the event of a change in control of our Company, the plan administrator may, in its discretion, cause any outstanding option to immediately become vested and exercisable in full and to remain exercisable during its scheduled term. The plan administrator may also cause outstanding options to be assumed or replaced by an acquirer in a merger, consolidation or sale of substantially all of the Company’s assets, or provide for outstanding options to be cancelled upon a change in control in exchange for a cash payment reflecting the intrinsic value of the options. Unless otherwise provided in an agreement with our Company, if the accelerated vesting of an award or payment of cash in exchange for an award that would otherwise occur in connection with a change in control would, together with any other payments to the same individual that are deemed contingent on a change in control, be characterized as a “parachute payment” under Internal Revenue Code Section 280G, then accelerated vesting or payment of cash in exchange for an award shall be reduced to the extent necessary to avoid the imposition of the excise tax on “excess parachute payments” required by Internal Revenue Code Section 4999. For purposes of the 2007 Plan, “change in control” is defined in the same manner as in the 2003 Plan, except that a person must acquire beneficial ownership of 50% or more of the Company’s voting securities, rather than 30% or more, and a merger, consolidation or statutory share exchange involving the Company, a sale of all or substantially all of the Company’s assets or the liquidation or dissolution of the Company will constitute a change in control only upon consummation of the transaction, rather than upon stockholder approval of the transaction.

Restricted Stock Agreements.  Certain of our executive officers hold shares of restricted stock.  The shares of restricted stock vest on the earlier of a change in control of our Company or May 2, 2017.  Pursuant to the agreements under which the restricted stock was granted, “change in control” generally refers to the acquisition by a person or group of 50% or more of the combined voting power of our voting securities; a majority of the members of our Board of Directors not being “continuing directors”; consummation of a reorganization, merger, consolidation or statutory exchange of outstanding voting securities, unless, immediately following such event, all or substantially all of the persons who were the beneficial owners of our voting securities and shares of our capital stock immediately prior to such event beneficially own more than 70% of the combined voting power of the then outstanding voting securities of, and the shares of common stock of, the surviving corporation in substantially the same proportions; the liquidation or dissolution of our Company; or the sale or other disposition of all or substantially all of the assets of our Company, other than to a corporation with respect to which, immediately following such sale or other disposition, more than 70% of the combined voting power of the then outstanding voting securities and shares of common stock of such corporation is then beneficially owned by all or substantially all of the persons who were the beneficial owners of our voting securities and shares of our capital stock immediately prior to such sale or other disposition in substantially the same proportions.

2016 Plan.  The award agreements with respect to awards granted under the 2016 Plan to the named executive officers provide that, except with respect to terminations following certain corporate transactions described below or due to death or disability, upon termination of the officer’s service with our Company, all unvested and unexercisable portions of his or her outstanding awards will immediately be forfeited. Upon termination of a named executive officer’s service with our Company due to death or disability, all unvested awards will vest as of such termination date, and option and stock appreciation right (“SAR”) awards will generally remain exercisable for one year thereafter.  If a named executive officer’s service with our Company terminates other than for cause (as defined in the 2016 Plan), death or disability, the vested and exercisable portions of the officer’s outstanding options and SAR awards generally will remain exercisable for three months after termination. Upon termination for cause, all unexercised stock options and SAR awards will be forfeited.

Unless otherwise provided in an award agreement, in the event of a change in control that is a corporate transaction, the surviving or successor entity may continue, assume or replace some or all of the outstanding awards under the 2016 Plan. Our award agreements with our executive officers generally provide that if awards granted to the executive officer under the 2016 Plan are continued, assumed or replaced in connection with a change in control and if within one year after the transaction the executive officer experiences an involuntary termination of service other than for cause, or terminates his or her employment for good reason, the executive officer’s outstanding awards will vest in full, and option and SAR awards will remain exercisable for one year following termination.

If awards granted to any participant are not continued, assumed or replaced, then (i) any outstanding stock option or SAR will become fully exercisable for a period of time prior to the transaction and terminate at the time of the transaction; and (ii) any outstanding full value awards will vest immediately prior to the transaction. Alternatively, the plan administrator may provide for the cancellation of any outstanding award in exchange for payment to the holder of the amount of the consideration that would have been received in the transaction for the number of shares subject to the award less the aggregate exercise price (if any) of the award.

In the event of a change in control that does not involve a corporate transaction, the plan administrator, in its discretion may take such action as it deems appropriate with respect to outstanding awards, which may include providing for the cancellation of any award in exchange for payment to the holder of the amount of the consideration that would have been received in the change in control for the number of shares subject to the award less the aggregate exercise price (if any) of the award, or making adjustments to any award to reflect the change in control, including the acceleration of vesting in full or in part.

For purposes of the 2016 Plan, a “change in control” generally refers to a corporate transaction (as defined in the next sentence), the acquisition by a person or group of more than 50% of the combined voting power of our stock, or our “continuing directors” ceasing to constitute a majority of the members of the Board of Directors. A “corporate transaction” generally refers to (i) a sale or other disposition of all or substantially all of the assets of our Company, or (ii) a merger, consolidation, share exchange or similar transaction involving our Company, regardless of whether our Company is the surviving corporation.

DIRECTOR COMPENSATION

The following table presents the compensation for each person who served as a member of our Board of Directors during 2016, other than Mr. Mattys. Mr. Mattys, who is also our Chief Executive Officer, receives no compensation for his service as a director. The compensation received by Mr. Mattys as our Chief Executive Officer during 2016 is presented in the 2016 Summary Compensation Table.

Director Compensation Table

	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
William W. Burke	20,052	75,000	50,008	0	145,060
Jordan S. Davis	19,198	50,000	50,008	0	119,206
Richard J. Nigon	23,465	50,000	50,008	0	123,473
Kevin H. Roche	21,758	50,000	50,008	0	121,766
Stephen I Shapiro	16,639	50,000	50,008	0	116,647
Peter S. Soderberg	60,690	50,000	50,008	0	160,698
Zubeen P. Shroff	20,905	50,000	50,008	0	120,913

(1)                                 During 2016, each non-employee director could elect to receive between 10% and 100% of their aggregate cash retainers in the form of RSUs, with the number of RSUs calculated by dividing the amount of the retainer payable on a certain date by the closing sale price per share of our common stock on the date of grant. The following directors made such elections and received the number of RSUs indicated during 2016:

Name	RSUs Received (#)	Cash Retainer Forgone ($)
Richard J. Nigon	863	14,932
Zubeen P. Shroff	863	14,932

These RSUs were fully vested upon grant and represent the right to receive one share of our common stock for each RSU upon the earlier of the director’s separation from service as a director of ours or the occurrence of a change in control of our Company. As of December 31, 2016, these RSUs were fully vested, however because of the deferral of the settlement of the RSUs, the common stock represented by these awards was neither issued nor outstanding.

(2)                                 Amounts shown represent the aggregate grant date fair value, computed in accordance with ASC 718, of awards of RSUs granted in 2016, other than RSUs received in lieu of cash retainers described in footnote (1) above. In connection with our initial public offering, we granted each non-employee director 5,000 RSUs, which will vest in full on the earlier of our 2017 Annual Meeting of Stockholders or July 27, 2017. Further, in connection with our initial public offering, we granted Mr. Burke 2,500 RSUs, which vested in full on January 27, 2017. These RSUs were granted to Mr. Burke because he joined our Board of Directors in September 2015 and had not received an equity-based grant similar to grants that other directors had previously received.

(3)                                 Represents the aggregate grant date fair value of the option awards granted during 2016 computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a description of the assumptions used in valuing these awards, see Note 7 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016. In connection with our initial public offering, we granted each non-employee director a stock option to purchase 14,370 shares of our common stock at an exercise price of $10.00 per share. These stock options vest in full on the earlier of our 2017 Annual Meeting of Stockholders or July 27, 2017.

(4)                                 No director received any compensation qualifying as “All Other Compensation” in 2016.

The aggregate number of RSUs and shares subject to stock options outstanding at December 31, 2016 for each non-employee director was as follows:

Name	Aggregate Number of RSUs Held as of December 31, 2016	Aggregate Number of Stock Options Held as of December 31, 2016
William W. Burke (1)	7,500	14,370
Jordan S. Davis (2)	5,000	14,370
Richard J. Nigon (3)	5,863	14,370
Kevin H. Roche (4)	5,000	19,364
Stephen I. Shapiro (5)	5,000	14,370
Peter S. Soderberg (6)	5,000	85,290
Zubeen P. Shroff (7)	5,863	14,370

(1) As of December 31, 2016, Mr. Burke held 7,500 restricted stock units, none of which were vested, and options to purchase an aggregate of 14,370 shares of common stock, none of which were vested.

(2) As of December 31, 2016, Mr. Davis held 5,000 restricted stock units, none of which were vested, and options to purchase an aggregate of 14,370 shares of common stock, none of which were vested.

(3) As of December 31, 2016, Mr. Nigon held 5,863 restricted stock units, 863 of which were vested and had deferred settlement, and options to purchase an aggregate of 14,370 shares of common stock, none of which were vested.

(4) As of December 31, 2016, Mr. Roche held 5,000 restricted stock units, none of which were vested, and options to purchase an aggregate of 19,364 shares of common stock, 4,994 of which were vested.

(5) As of December 31, 2016, Mr. Shapiro held 5,000 restricted stock units, none of which were vested, and options to purchase an aggregate of 14,370 shares of common stock, none of which were vested.

(6) As of December 31, 2016, Mr. Soderberg held 5,000 restricted stock units, none of which were vested, and options to purchase an aggregate of 85,290 shares of common stock, 63,522 of which were vested.

(7) As of December 31, 2016, Mr. Shroff held 5,863 restricted stock units, 863 of which were vested and had deferred settlement, and options to purchase an aggregate of 14,370 shares of common stock, none of which were vested.

Our non-employee directors receive cash compensation as follows:

•                  each non-employee director receives an annual cash retainer of $35,000 per year;

•                  the Chairman of our Board of Directors receives an additional cash retainer of $35,000 per year;

•                  the Chairman of the Audit Committee receives an additional cash retainer of $16,000 per year;

•                  each member of the Audit Committee (other than the Chairman) receives an additional cash retainer of $8,000 per year;

•                  the Chairman of the Compensation and Organization Committee receives an additional cash retainer of $12,000 per year;

•                  each member of the Compensation and Organization Committee (other than the Chairman) receives an additional cash retainer of $6,000 per year;

•                  the Chairman of the Nominating and Corporate Governance Committee receives an additional cash retainer of $8,000 per year;

•                  each member of the Nominating and Corporate Governance Committee (other than the Chairman) receives an additional cash retainer of $4,000 per year;

•                  the Chairman of the Compliance and Reimbursement Committee receives an additional cash retainer of $8,000 per year; and

•                  each member of the Compliance and Reimbursement Committee (other than the Chairman) receives an additional cash retainer of $4,000 per year.

Non-employee directors may elect to receive between 10% and 100% of their aggregate annual cash retainers in the form of RSUs, with the number of RSUs calculated by dividing the amount of the retainer payable on a certain date by the closing sale price per share of our common stock on the date of grant. These RSUs are fully vested and represent the right to receive one share of our common stock for each RSU upon the earlier of the director’s separation from service as a director of ours or the occurrence of a change in control of our Company.

We also reimburse our directors for their reasonable out-of-pocket expenses incurred in connection with attending our board and committee meetings.

In addition, we plan to grant each of our non-employee directors as annual equity award grants:

•                  a non-statutory stock option to purchase up to $50,000 of shares of our common stock calculated as the grant date fair value of the stock-based awards computed in accordance with FASB Topic ASC 718 on the date of grant using the closing sale price per share of our common stock on the date of grant, which will be the date of the annual meeting of stockholders in each year; and

•                  RSUs that have a value of $50,000, with the number of RSUs calculated by dividing $50,000 by the closing sale price per share of our common stock on the date of grant, which will be the date of the annual meeting of stockholders in each year.

Each option will have an exercise price per share equal to the fair market value on the date of grant, which will be the closing sale price per share of our common stock on the date of the annual meeting of stockholders in each year. Each stock option and RSU award will vest in full on the earlier of (a) one year from the date of grant or (b) immediately prior to the next annual meeting of stockholders following the date of such grant, subject to such director’s continued service on our Board of Directors as of such date. Each stock option will have a term of seven years from the date of grant.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning our equity compensation plans as of December 31, 2016.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)		(c)
Equity compensation plans approved by security holders(1)	2,182,888	2.69	(2)	5,780,831	(3)
Equity compensation plans not approved by security holders	—	—		—
Total	2,182,888	2.69	(2)	5,780,831	(3)

(1)                                 Includes the 2003 Plan, the 2007 Plan, the 2016 Plan and the ESPP.

(2)                                 Represents the weighted average exercise price of outstanding stock options. Does not take into account the outstanding RSUs which, when settled, will be settled in shares of our common stock on a one-for-one basis at no additional cost.

(3)                                 Consists of shares available for awards under the 2016 Plan and the ESPP as of December 31, 2016.  As of December 31, 2016, there were no shares available for new awards under the 2003 Plan or the 2007 Plan. The 2016 Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance under the 2016 Plan automatically increases on January 1 of each year beginning on January 1, 2017 and ending on January 1, 2026 in an amount equal to the lesser of: (i) 5% of the total number of shares outstanding as of December 31 of the immediately preceding calendar year; (ii) 2,500,000 shares; or (iii) a number of shares determined by our Board of Directors. The ESPP also contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance under the ESPP shall automatically increase on January 1 of each year beginning on January 1, 2017 and ending on January 1, 2026 in an amount equal to the lesser of: (i) 1% of the total number of shares outstanding as of December 31 of the immediately preceding calendar year; (ii) 500,000 shares; or (iii) a number of shares determined by our Board of Directors. As of December 31, 2016, there were 1,600,000 shares available for issuance under the ESPP, of which 120,462 shares were subject to purchase based upon the payroll withholdings to that date under the ESPP for the current purchase period.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice of Internet Availability of Proxy Materials, Proxy Statement, and 2016 Annual Report to Stockholders, as applicable, is being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at Tactile Systems Technology, Inc., 1331 Tyler Street NE, Suite 200, Minneapolis, Minnesota 55413, Attention: Corporate Secretary or call us at (617) 355-5100. If you want to receive separate copies of the Notice of Internet Availability of Proxy Materials, Proxy Statement, or Annual Report to Stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

AVAILABILITY OF FORM 10-K

Stockholders may receive, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC, including financial statements (and excluding exhibits, which are available for a reasonable fee), by written request to our Corporate Secretary at Tactile Systems Technology, Inc., 1331 Tyler Street NE, Suite 200, Minneapolis, Minnesota 55413.  Our Form 10-K is also available on our website in the “For Investors—SEC Filings” section of our website at www.tactilemedical.com.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Exchange Act that may incorporate future filings (including this Proxy Statement, in whole or in part), the Audit Committee Report included in this Proxy Statement shall not be incorporated by reference in any such filings.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. TACTILE SYSTEMS TECHNOLOGY, INC. 1331 TYLER STREET NE SUITE 200 MINNEAPOLIS, MN 55413 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Elect six directors Nominees 01 William W. Burke 06 Peter H. Soderberg 02 Jordan S. Davis 03 Gerald R. Mattys 04 Richard J. Nigon 05 Kevin H. Roche The Board of Directors recommends you vote FOR the following proposal: 2Ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof. ForAgainst Abstain 0 0 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000320497_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and the Annual Report are available at www.proxyvote.com TACTILE SYSTEMS TECHNOLOGY, INC. Annual Meeting of Stockholders May 9, 2017 9:00 AM This proxy is solicited on behalf of the Board of Directors The stockholder(s) hereby appoint(s) Gerald R. Mattys and Lynn L. Blake, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all of the shares of Common Stock of TACTILE SYSTEMS TECHNOLOGY, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 09:00 AM, CDT on 5/9/2017, at Faegre Baker Daniels LLP, Wells Fargo Center, Suite 2200, 90 South Seventh Street, Minneapolis, Minnesota 55402, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side 0000320497_2 R1.0.1.15